Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is dated as of August 9, 2013, by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES) IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”) (IRSA participates solely for purposes of Sections 1 and 5(e) hereof) and Supertel Hospitality, Inc., a Virginia corporation (the “Company” and, together with the Investor and IRSA, the “Parties” and any of them individually, a “Party”).

WHEREAS, the Company is planning a public offering of its common stock, par value $0.01 per share in which it contemplates issuing in excess of 20% of its common stock as approved by the Board of Directors of the Company on July 15, 2013 (the “Offering”);

WHEREAS, pursuant to Section 7(c) of the terms of the 6.25% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”), the consents of RES and IRSA are required for the Company to sell and issue in excess of 20% of its common stock in the Offering;

WHEREAS, pursuant to Section 2.2 of the Registration Rights Agreement dated as of February 1, 2012, by and among the Parties (the “Registration Rights Agreement”), RES has certain piggyback registration rights in connection with the Offering;

WHEREAS, the Company believes the success of the Offering would be enhanced by RES converting some of its shares of Series C Preferred Stock into common stock pursuant to the terms of the Series C Preferred Stock;

WHEREAS, the Company is contemplating a one-for-eight reverse stock split of the common stock (the “Reverse Stock Split”) and the Parties desire to agree upon and acknowledge the effects of certain anti-dilution changes as a consequence of the Reverse Stock Split to the Series C Preferred Stock and warrants issued to RES by the Company on February 1, 2012 and February 15, 2012 (the “Warrants”); and

WHEREAS, in the event RES converts certain shares of its Series C Preferred Stock pursuant to this Agreement, the Company will issue additional Warrants and agree to amend the exercise price and termination date of the Warrants.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Consent to Offering and Waiver of Piggyback Registration Rights.

RES and IRSA hereby consent to the offering and sale of common stock by the Company pursuant to the Offering.  RES, as holder of all of the shares of Series C Preferred Stock, waives all notices and registration rights in the Offering pursuant to Section 2.2 of the Registration Rights Agreement.  The consent by RES and IRSA and the waiver by RES in this Section 1 are exclusively for the Offering and not for any other offering or matter.

2.	Conditional Agreement to Convert Series C Preferred Stock.

RES agrees after the Conversion Price (as that term is defined in the Series C Preferred Stock) has been adjusted pursuant to the terms of the Series C Preferred Stock and this agreement for the Offering and the Reverse Stock Split and, subject to the successful raise of at least $100 million or more gross proceeds from the Offering (exclusive of any proceeds from the sale of shares of common stock pursuant to the underwriter overallotment), and promptly upon the Company’s receipt of its proceeds in the Offering, to convert 2,000,000 shares of Series C Preferred Stock into common stock pursuant to the terms of the Series C Preferred Stock at the consummation of the Offering.  If the aggregate sale price to the public of the common stock in the Offering is less than $100 million (exclusive of any proceeds from the sale of shares of common stock pursuant to the underwriter overallotment), then RES shall not be obligated to convert any shares of Series C Preferred Stock.

3.	Acknowledgment of Anti-Dilution Adjustment For Reverse Stock Split.

RES and the Company agree that by the terms of the Series C Preferred Stock and the Warrants and the Parties interpretation thereof, by amendment or by cancelation, if the Company implements the Reverse Stock Split, certain terms would adjust as follows:

(a) Series C Preferred Stock:  (i) the current Conversion Price of $1.00 will increase to $8.00;

(ii)           the number of shares of common stock into which a  share of Series C Preferred Stock converts into will be reduced from 10 shares to 1.25 shares; and

(iii)           the vote per share of the Series C Preferred Stock will be reduced from 6.29 votes to 0.78625 vote.

The Company may file an amendment to the Company’s charter with the State of Virginia at the time the Reverse Stock Split is implemented, in a form reasonably acceptable to IRSA and RES, to the terms of the Series C Preferred Stock as necessary to reflect the above changes and to provide provisions on how such adjustments are to occur with future reverse and forward stock splits.

(b) Warrants:  (i) the Exercise Price (as that term is defined in the Warrants) of $1.20 will increase to $9.60;

(ii)           the aggregate number of shares of common stock issuable upon exercise of the Warrants will decrease from 30,000,000 shares to 3,750,000 shares; and

(iii)           the required share price as set forth in Section 2(g) of the Warrants will increase from $2.63 to $21.04.

The Company shall amend the Warrants to reflect the above changes in a form reasonably acceptable to RES and IRSA to be issued at the time the Reverse Stock Split is implemented.

4.	Additional Warrants.

(a) Number of Additional Warrants.  If RES converts Series C Preferred Stock into shares of common stock pursuant to Section 2 of this Agreement, then the Company will issue additional Warrants to RES as follows:

(i)           if RES does not convert shares of Series C Preferred Stock then the Company will not issue any additional Warrants to RES; and

(ii)           if RES converts 2,000,000 shares of Series C Preferred Stock, then the Company will issue additional Warrants to RES exercisable to purchase up to 2,500,000 shares of common stock.

(b) Amendment of All Warrants.  If RES converts shares of Series C Preferred Stock into shares of common stock pursuant to Section 2 of this Agreement, then all of the Warrants will be amended as follows:

(i)           the Exercise Price shall be 110% of the lesser of the per share public offering price in the Offering or the Conversion Price as adjusted for the Offering and Reverse Stock Split; and

(ii)           the Termination Date (as that term is defined in the Warrants) shall change to a date that is five years after the date of the consummation of the Offering.

5.	Miscellaneous.

(a) Amendment.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

(b) Waivers.  The conditions to each party’s obligations in the Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

(c) Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.  Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York.  Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service.  Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(e) IRSA.  IRSA is a party to this Agreement solely for purposes of its consent in Section 1.

(f) Notices.  All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to the Investor, shall be delivered to Real Estate Strategies L.P. Clarendon House 2, Church Street, Hamilton HM CX, Bermuda, c/o IRSA Inversiones y Representaciones Sociedad Anónima, Bolívar 108 (C1066AAB), Buenos Aires, Argentina, fax no. +54 (11) 4323-7449, Attention:  Eduardo S. Elsztain, with copies to and Zang, Bergel & Vines Abogados, Florida 537, 18th Floor, (C1005AAK), Buenos Aires, Argentina, fax no. +54 (11) 5166-7070, Attention:  Pablo Vergara del Carril; or if sent to the Company or the Operating Partnership, shall be delivered to Supertel Hospitality, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701, fax no. (402) 371-4229 Attention:  Chief  Executive Officer, with a copy to McGrath North Mullin & Kratz, PC LLO, Suite 3700 First National Tower, 1601 Dodge Street, Omaha, Nebraska 68102, fax no. (402) 952-1802, Attention:  Guy Lawson.  Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(g) Captions.  The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

(h) No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies.

(i) Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

(j) Successors, Assigns and Transferees.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, legatees, successors, and assigns and any other transferee.

(k) Assignment.  This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

(l) Expenses; Attorney’s Fees.  Each party will be solely responsible for its fees and expenses in connection with this Agreement, including the fees and expenses of their respective attorneys, accountants, investment bankers and consultants.  In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.

(m) Each Party represents that (i) it has full entity power and authority to enter into this Agreement, (ii) the Agreement has been duly authorized, validly executed and delivered, and (iii) the Agreement constitutes the legal, valid, and binding agreement of the Party, enforceable in accordance with its terms.

(n) Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(o) Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

REAL ESTATE STRATEGIES L.P. By: JIWIN S.A. General Partner /s/ Daniel Elsztain (/s/ Jose Luis Rinaldini, Attorney)

IRSA Inversiones y Representaciones Sociedad Anónima By: /s/ Fernando Elsztain (/s/ Mariano Mitelman, Attorney)

SUPERTEL HOSPITALITY, INC. By: /s/ Kelly A. Walters Name: Kelly A. Walters Title: Chief Executive Officer